EXHIBIT 11(B)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 65 to the Registration Statement on Form N-1A of Fidelity Investment Trust: Fidelity New Markets Income Fund, of our report dated February 9, 1996 on the financial statements and financial highlights included in the December 31, 1995 Annual Report to Shareholders of Fidelity New Markets Income Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/PRICE WATERHOUSE LLP
Boston, Massachusetts
February 20, 1996